Exhibit No. 10.23

March 28, 2016

Personal & Confidential

Victor Grizzle

Dear Vic,

Congratulations. I am pleased to confirm the compensation details of your assignment to President and Chief Executive Officer of Armstrong World Industries (AWI) effective April 1, 2016.

Compensation Terms:

Salary. Effective April 1, 2016, you will earn a semi-monthly gross base salary of $29,167.67, or $700,000 annualized, subject to withholding of all applicable taxes. Future salary adjustments will be based on your performance and subject to our salary policy.

Annual Incentive Plan. You will be eligible to participate in the company’s Annual Incentive Plan. Your incentive target will be 100% of your actual annual base salary earnings. You must be an active employee on the payment date to receive payment, typically the beginning of March following the plan year. In 2016, you will be measured on the Worldwide bonus plan of AWI. The Annual Incentive Plan, including plan targets, achievement and payout factors and plan terms and conditions, is reviewed annually and subject to the approval of the Compensation Committee of our Board of Directors. Future metrics, targets and program specifics may change based on this review.

LTI. You will be eligible to participate in the long-term incentive plan (LTIP). Your target award is 250% of your annualized base salary. The 2016 program includes Performance-Vested Restricted Stock Units (PSU), which cliff vest after three years and are tied to performance metrics for the performance period. Pending Compensation Committee approval, you are eligible to receive an award at the Tier 1 level for 2016, expected to be valued at 300% of your annualized base salary. More information on the 2016 program and specifically your award will be provided at the time of the grant, which is expected to occur following the closing of the separation project. All awards made under the LTIP are subject to the terms and conditions of the plan under which grants are made, as well as your award letter. The long-term incentive program, including plan targets, achievement and payout factors and award terms and conditions, is reviewed annually and subject to the approval of the Compensation Committee of our Board of Directors. Future metrics, targets and program specifics may change based on this review.

The above offer equates to $3,150,000 per year of target total direct compensation.

As one of the company’s senior executives in 2016, you are eligible for expense reimbursement up to $4,500 per year for personal financial planning and income tax preparation services. Reimbursement for these services would be taxable income to you.

Also as a senior executive in 2016, you are eligible for a company-paid annual physical and will be able to select the medical institution or facility for the physical.

In addition, you are eligible to participate in the standard Armstrong health and welfare benefit plans as may be offered and maintained by the company from time to time, and subject to company policies, procedures and applicable laws. Our health and welfare benefits programs and accompanying terms and conditions are reviewed regularly and subject to change based on those reviews.

Congratulations and my best wishes for success in your new position.

Sincerely,

/s/ Ellen Romano

Ellen Romano

Senior Vice President, Human Resources

Armstrong World Industries, Inc.

Armstrong World Industries, Inc.
2500 Columbia Ave.
Lancaster, PA 17604

January 13, 2026

Personal & Confidential

Victor Grizzle

Dear Vic,

On behalf of Armstrong World Industries, Inc. (“AWI”), I am pleased to confirm the compensation details of your assignment to Executive Chairman effective April 1, 2026.

Compensation Terms

You will earn a semi-monthly gross base salary of $29,166.67 which, if annualized, would be $700,000, paid on the fifteenth and the last day of each month.

You are eligible to participate in our Annual Incentive Plan with a target incentive of 100% of your actual annual base salary earnings. Your incentive payment will be based on performance measures approved by the Management Development and Compensation Committee and may be subject to adjustments based on your individual performance.

You will be eligible for long-term incentive (LTI) plan participation which is typically made in the form of stock-based grants, targeted to have a value of $2,700,000. You will receive an annual grant in February 2026 at this stated value. Your award will be comprised of 60% three-year performance share units (PSUs) and 40% three-year cliff restricted stock units (RSUs). Upon retirement from AWI on or after December 31, 2026, your 2026 LTI award will fully vest and be released to you in accordance with the vesting schedule outlined in the 2026 terms and conditions, subject to your continued compliance with the terms and conditions of the awards.

The above offer equates to $4,100,000 per year of target total direct compensation.

In addition, you are eligible to participate in the standard Armstrong health and welfare benefit plans as may be offered and maintained by the company from time to time, and subject to company policies, procedures and applicable laws. Our health and welfare benefit programs and accompanying terms and conditions are reviewed regularly and subject to change based on those reviews.

You are eligible for expense reimbursement up to $4,500 per year for personal financial planning and income tax preparation services. Reimbursement for these services would be taxable income to you.

Also, you are eligible for a company-paid annual physical and will be able to select the medical institution for facility for the physical.

Lastly, pursuant to Section 19(Q) of the Amended and Restated Severance Agreement between you and Armstrong World Industries, Inc., effective October 26, 2016, you expressly consent to the following modifications to the current terms of your employment as set forth in this letter: (1) the reduction in your annual base salary; (2) the material diminution in your authority, duties and responsibilities; and (3) the assignment to you of duties or responsibilities that are materially inconsistent with those currently in effect.

Sincerely,

/s/ Austin So

Austin So

SVP, General Counsel, Head of Government

Relations and Chief Sustainability Officer